EXPLANATION TO #2

TATUM DEVELOPMENT CORP OWNS ALL OF THE CAPITAL STOCK OF WILLMUT GAS AND OIL COMPANY, ALONG WITH CASH, INVESTMENT SECURITIES AND SOME SMALL PARCELS OF LAND ALL LOCATED WHOLLY WITHIN THE STATE OF MISSSISSIPPI.

WILLMUT GAS AND OIL COMPANY OWNS AND OPERATES A GAS DISTRIBUTION UTILITY BUSINESS AND RELATED COMPRESSORS, REGULATORS, METERING STATIONS, PIPELINES, PIPELINE EASEMENTS AND RIGHTS OF WAY, AND REAL AND PERSONAL PROPERTY USED OR USEFUL THEREIN, ALL LOCATED IN FORREST, LAMAR, JONES, COVINGTON, SIMPSON, JEFFERSON DAVIS AND RANKIN COUNTIES, WITHIN THE STATE OF MISSISSIPPI.

NO PROPERTY OF EITHER CLAIMANT OR SUBSIDIARY IS LOCATED OUTSIDE OF THE STATE OF MISSISSIPPI.